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                                                                    EXHIBIT 10.6

March 7, 2000


Mr. Alan L. Boeckmann
President and Chief Executive Officer
Fluor Daniel

Dear Alan,

It is my pleasure to inform you that at the March 2000 Organization and Compensation Committee meeting, the Board of Directors of Fluor Corporation (the "Company") selected you to participate in an Incentive/Retention Program. The amount of the award is $5,000,000. The award has been structured as follows:

Award Amount:                      $5,000,000

Incentive/Retention Period:        January 1, 2000 through January 1, 2004

Incentive/Retention Agreement:     The Award Amount is divided between the
                                   following two components:

Incentive Award
---------------

$2.5MM grant of 34,000 restricted stock and 22,000 tandem-restricted units. The incentive portion of the award will be based on exceeding pre-established annual performance objectives for Fluor Daniel determined by the Chairman and CEO, Fluor Corporation by __% or greater. Twenty-five percent of the award (8,500 restricted stock and 5,500 restricted units) will be considered earned if the established objectives are achieved at the end of each fiscal year. If the annual objective is not achieved, that portion of the award is forfeited. The earned restricted stock and units will vest at the end of the 4 year performance period January 1, 2004. The entire Incentive Award, earned and unearned portion will be forfeited should you voluntarily terminate prior to January 1, 2004.

For purposes hereof, the term "Change of Control" shall be deemed to have occurred if, (a) a third person, including a "group" as defined in Section 13(d)(3) of the Securities
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Alan Boeckmann
February 8, 2000
Page 2


Exchange Act of 1934, acquires shares of the Company having 25% or more of the votes that may be cast for the election of directors of the Company or (b) as a result of any cash tender or exchange offer, merger or other business combination, or any combination of the preceding (a "transaction"), the persons who are the directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor thereto.

Accrual to Executive Deferral Compensation Program ("EDCP")
-----------------------------------------------------------

You may earn $2,500,000 amount to be adjusted as provided below, if you remain continuously employed by the Company until on or after January 1, 2004 (the "EDCP Accrual"). During the period from January 1, 2000 to the date upon which the EDCP Accrual vests (if at all), you will also be entitled to invest the EDCP Accrual by selecting one or more of the crediting options contained in the EDCP. Thereafter, the amount of your EDCP Accrual, if vested, shall be adjusted based upon the investment return that you would have otherwise received had the EDCP Accrual been actually earned as of January 1, 2000 and credited in your EDCP account based upon your chosen crediting option through the date of vesting. If no crediting option is indicated, the EDCP Accrual will be automatically credited as if you chose the Money Market crediting option under the EDCP.

The EDCP Accrual, as adjusted, will vest and be credited to your existing Company EDCP account (a) if you remain continuously employed by the Company until January 1, 2004 or (b) if your employment terminates prior to that date due to (i) death, (ii) permanent and total disability, (iii) a Company-initiated termination other than on a for-cause basis or (iv) following a Change of Control. If in the event your employment terminates for any reason prior to any such vesting date for any other reason (including, without limitation, your voluntary termination or a termination for cause), then the EDCP Accrual, as adjusted, will be forfeited.

Please indicate your acknowledgment of the terms of the letter by signing in the space provided and returning the original to me for your employee records. You should also retain a copy for your file.
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Alan Boeckmann
February 8, 2000
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If you should have any questions, please give me a call at (949) 349-2000.

Sincerely,



Philip J. Carroll



Agreed by:                                   Agreed by:

/s/ PHILIP J. CARROLL                        /s/ ALAN L. BOECKMANN
-------------------------------------        -----------------------------------
Philip J. Carroll                            Alan L. Boeckmann